Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS FIRST QUARTER 2017 RESULTS

DALLAS – (GLOBE NEWSWIRE) – May 2, 2017 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the first quarter 2017. Company highlights for the first quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude three communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release.)

•	Revenue in the first quarter of 2017, including all communities, was $116.0 million, a $6.8 million, or 6.2%, increase from the first quarter of 2016.

•	Revenue for consolidated communities, which excludes the three communities undergoing repositioning, lease-up or significant renovation and conversion, was $111.3 million in first quarter of 2017, an increase of 6.3% as compared to the first quarter of 2016.

•	Occupancy for the Company’s consolidated communities was 87.6% in the first quarter of 2017, a decrease of 90 basis points from the fourth quarter of 2016 and a decrease of 100 basis points from the first quarter of 2016, related primarily to heavy flu attrition experienced across the Company’s portfolio in the first quarter of 2017. Same-community occupancy was 87.6% in the first quarter of 2017, a 110 basis point decrease from the fourth quarter of 2016 and a 100 basis point decrease from the first quarter of 2016.

•	Average monthly rent for the Company’s consolidated communities in the first quarter of 2017 was $3,538, an increase of $95 per occupied unit, or 2.8%, as compared to the first quarter of 2016. Same-community average monthly rent was $3,509, an increase of $65 per occupied unit, or 1.9%, from the first quarter of 2016.

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•	Income from operations, including all communities, was a loss of $9.6 million in the first quarter of 2017, which includes a non-cash lease termination charge of $12.9 million associated with the Company’s purchase in January 2017 of four communities it previously leased and the non-cash amortization of resident leases of $3.2 million associated with communities acquired by the Company in the previous 12 months.

•	The Company’s Net Loss for the first quarter of 2017, including all communities, was $21.8 million, which includes the non-cash lease termination charge of $12.9 million previously noted and the non-cash amortization of resident leases of $3.2 million associated with communities acquired by the Company in the previous 12 months.

•	Excluding non-recurring or non-economic items, the Company’s adjusted net loss was $2.0 million in the first quarter of 2017.

•	Adjusted EBITDAR was $37.7 million in the first quarter of 2017, a 1.2% increase from the first quarter of 2016. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.7 million of EBITDAR in the first quarter of 2017.

•	Adjusted Cash From Facility Operations (“CFFO”) was $11.0 million in the first quarter of 2017 compared to $11.7 million in the first quarter of 2016.

•	On January 31, 2017, the Company completed the purchase of four communities that it previously leased for a total purchase price of approximately $85.0 million. As previously noted, the Company also incurred a non-cash lease termination charge associated with the transaction. This transaction will result in incremental annual CFFO of approximately $3.0 million.

“Despite headwinds from a heavy and prolonged flu season which impacted our first quarter occupancy, as we discussed on our fourth quarter and full-year earnings conference call, the focused execution of our clear and differentiated real-estate strategy in the first quarter yielded increases in key metrics such as revenue, average monthly rent and EBITDAR, as compared to the first quarter of the previous year,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We are keenly focused on rebuilding occupancy across our portfolio following the heavy flu attrition and are encouraged by the strong demand we have experienced since mid-February as evidenced by excellent above-average deposit-taking over the last 11 weeks and a Company record number of monthly deposits and move-ins in March.

“We increased our real estate ownership in the first quarter with the acquisition of four communities we previously leased and made steady progress on the lease-up of units previously out of service. And, we continue to be well insulated from competitive new supply and significant wage pressure in most of our markets.

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“We expect the execution of our strategic business plan to produce outstanding growth in all of our key metrics going forward. In addition to core growth in our operations, our growth will be enhanced by the significant renovations we have made across our portfolio and even greater by the return of a significant number of units currently out of service due to conversions and repositionings. And, we have a robust acquisition pipeline that will allow us to continue to increase our ownership of high-quality senior housing communities in geographically concentrated regions. As such, we believe that we are well positioned to create long-term shareholder value as a larger company with scale, competitive advantages and a substantially all private-pay business model in a highly-fragmented industry that benefits from long-term demographics, need-driven demand, limited competitive new supply in our local markets, a strong housing market and a growing economy.”

Recent Investment Activity

•	The Company completed acquisitions of four senior housing communities that it previously leased for a combined purchase price of approximately $85.0 million in January 2017. The Company also incurred a $12.9 million non-cash charge to establish a lease termination obligation associated with the termination of the leases associated with these communities. As the communities were previously leased, there is no increase to revenue or EBITDAR related to the transaction; however, the replacement of high-cost lease expense, and subsequent annual escalators, with attractive debt financing results in an initial annual increase in Adjusted CFFO and earnings of approximately $3.0 million.

The communities were financed with a 36-month, interest-only bridge loan for $65.0 million with an initial variable interest rate of approximately 4.8%. Three of the four communities are currently undergoing renovation and conversion. The Company plans to obtain permanent financing based on the enhanced cash flow of the communities once the renovations and conversions are completed and occupancy reaches stabilization.

Highlights of this transaction include:

•	Replaces approximately $7.0 million of high-cost rent expense with attractive debt financing of approximately $4.0 million, including imputed interest expense related to the lease termination obligation

•	Eliminates annual 3% minimum rent escalators

•	Results in an initial annual incremental increase in Adjusted CFFO of approximately $3.0 million

•	Increases the Company’s owned real estate to 83 owned communities or 64.3% of the Company’s portfolio

•	Provides greater flexibility related to renovation or conversion opportunities and enhancement of real estate and shareholder value due to ownership of real estate

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•	The Company has a strong pipeline of near- to medium-term targets and is conducting due diligence on additional acquisitions of high-quality senior housing communities in states with extensive existing operations. With a strong reputation among sellers, the Company sources the majority of its acquisitions off-market and at attractive terms.

Financial Results - First Quarter

For the first quarter of 2017, the Company reported revenue of $116.0 million, compared to revenue of $109.2 million in the first quarter of 2016, an increase of 6.2%. The increase was mostly due to the acquisition of eight communities during or since the first quarter of 2016, not including the acquisition of the four previously-leased communities which, as previously noted, did not result in increases to the Company’s revenue or expense. Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 6.3% in the first quarter of 2017 as compared to the first quarter of 2016.

Operating expenses for the first quarter of 2017 were $72.8 million, an increase of $6.3 million from the first quarter of 2016, primarily due to the acquisitions of senior housing communities made during or since the first quarter of 2016.

General and administrative expenses for the first quarter of 2017 were $6.2 million. This compares to general and administrative expenses of $6.2 million in the first quarter of 2016. Excluding transaction and conversion costs of approximately $0.6 million from the first quarter of 2017 and $0.9 million from the first quarter of 2016, general and administrative expenses increased $0.3 million in the first quarter of 2017 as compared to the first quarter of 2016. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.9% in the first quarter of 2017, the same as in the first quarter of 2016.

Income from operations for the first quarter of 2017 was a loss of $9.6 million, which includes the $12.9 million non-cash lease termination charge. The Company recorded a net loss on a GAAP basis of $21.8 million in the first quarter of 2017. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net loss was $2.0 million in the first quarter of 2017.

The Company’s Non-GAAP financial measures exclude three communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the first quarter of 2017 was $37.7 million, an increase of $0.4 million, or 1.2%, from the first quarter of 2016. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.7 million of EBITDAR.

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Adjusted CFFO was $11.0 million in the first quarter of 2017, as compared to $11.7 million in the first quarter of 2016.

Operating Activities

Same-community results exclude the three communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the first quarter of 2017 increased 0.8% versus the first quarter of 2016. Due to conversion and refurbishment projects currently in progress at certain communities, fewer units were available for rent in the first quarter of this year than the first quarter of last year.

Same-community operating expenses increased 2.9% from the first quarter of the prior year, excluding conversion costs in both periods. On the same basis, labor costs, including benefits, increased 2.5%, food costs increased 0.3% and utilities increased 3.7%, all as compared to the first quarter of 2016, and same-community net operating income decreased 2.4% in the first quarter of 2017 as compared to the first quarter of 2016.

Capital expenditures for the first quarter of 2017 were $12.7 million, representing approximately $11.4 million of investment spending and approximately $1.3 million of recurring capital expenditures.

Balance Sheet

The Company ended the quarter with $25.9 million of cash and cash equivalents, including restricted cash. During the first quarter of 2017, the Company invested $20.0 million in the four communities acquired during the first quarter, and spent $12.7 million on capital improvements. The Company received reimbursements from one of its REIT partners totaling $2.3 million in the first quarter for capital improvements at certain leased communities and expects to receive additional reimbursements as the remaining projects at leased communities are completed.

As of March 31, 2017, the Company financed its owned communities with mortgages totaling $968.1 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for two bridge loans totaling approximately $76.7 million at March 31, 2017, one of which matures in the third quarter of 2018 and the other in the first quarter of 2020. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

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Q1 2017 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s first quarter 2017 financial results. The call will be held on Tuesday, May 2, 2017, at 5:00 p.m. Eastern Time. The call-in number is 323-701-0230, confirmation code 4200636. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 2, 2017 at 8:00 p.m. Eastern Time, until May 10, 2017 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 4200636. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review on the last page of this release the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net (loss) income to Adjusted Net (Loss) Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

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About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$12,612	$34,026
Restricted cash	13,301	13,297
Accounts receivable, net	9,389	13,675
Property tax and insurance deposits	10,240	14,665
Prepaid expenses and other	5,268	6,365

Total current assets	50,810	82,028
Property and equipment, net	1,117,291	1,032,430
Other assets, net	23,328	31,323

Total assets	$1,191,429	$1,145,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,165	$5,051
Accrued expenses	31,235	39,064
Current portion of notes payable, net of deferred loan costs	16,625	17,889
Current portion of deferred income and resident revenue	15,267	16,284
Current portion of capital lease and financing obligations	2,522	1,339
Federal and state income taxes payable	360	218
Customer deposits	1,507	1,545

Total current liabilities	74,681	81,390
Deferred income	11,445	12,205
Capital lease and financing obligations, net of current portion	51,591	37,439
Other long-term liabilities	13,725	15,325
Notes payable, net of deferred loan costs and current portion	942,978	882,504
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 29,940 and 29,539 in 2016 and 2015, respectively	308	305
Additional paid-in capital	173,711	171,599
Retained deficit	(73,580)	(51,556)
Treasury stock, at cost – 494 shares in 2017 and 2016, respectively	(3,430)	(3,430)

Total shareholders’ equity	97,009	116,918

Total liabilities and shareholders’ equity	$1,191,429	$1,145,781

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Resident revenue	$115,990	$109,173

Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	72,778	66,523
General and administrative expenses	6,234	6,248
Facility lease expense	14,587	15,205
Loss on facility lease termination	12,858	—
Stock-based compensation expense	1,930	2,513
Depreciation and amortization expense	17,213	14,531

Total expenses	125,600	105,020

(Loss) Income from operations	(9,610)	4,153
Other income (expense):
Interest income	18	16
Interest expense	(12,005)	(9,985)
Loss on disposition of assets, net	(125)	(31)
Other income	3	—

Loss before provision for income taxes	(21,719)	(5,847)
Provision for income taxes	(123)	(137)

Net loss	$(21,842)	$(5,984)

Per share data:
Basic net loss per share	$(0.75)	$(0.21)

Diluted net loss per share	$(0.75)	$(0.21)

Weighted average shares outstanding — basic	29,288	28,751

Weighted average shares outstanding — diluted	29,288	28,751

Comprehensive loss	$(21,842)	$(5,984)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net loss	$(21,842)	$(5,984)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,213	14,531
Amortization of deferred financing charges	388	278
Amortization of deferred lease costs and lease intangibles	223	(45)
Amortization of lease incentives	(295)	(180)
Deferred income	(99)	82
Lease incentives	2,258	868
Loss on facility lease termination	12,858	—
Loss on disposition of assets, net	125	31
Provision for bad debts	443	487
Stock-based compensation expense	1,930	2,513
Changes in operating assets and liabilities:
Accounts receivable	(799)	(2,219)
Property tax and insurance deposits	4,425	4,431
Prepaid expenses and other	1,097	972
Other assets	4,730	1,081
Accounts payable	2,114	(1,787)
Accrued expenses	(7,829)	(1,301)
Other liabilities	1,446	2,695
Federal and state income taxes payable	142	178
Deferred resident revenue	(357)	(860)
Customer deposits	(38)	(31)

Net cash provided by operating activities	18,133	15,740
Investing Activities
Capital expenditures	(12,713)	(13,767)
Cash paid for acquisitions	(85,000)	(64,750)
Proceeds from disposition of assets	12	—

Net cash used in investing activities	(97,701)	(78,517)
Financing Activities
Proceeds from notes payable	65,000	46,300
Repayments of notes payable	(5,286)	(4,457)
Increase in restricted cash	(4)	(4)
Cash payments for capital lease obligations	(667)	(288)
Cash proceeds from the issuance of common stock	3	5
Purchases of treasury stock	—	(2,496)
Deferred financing charges paid	(892)	(562)

Net cash provided by financing activities	58,154	38,498

Decrease in cash and cash equivalents	(21,414)	(24,279)
Cash and cash equivalents at beginning of period	34,026	56,087

Cash and cash equivalents at end of period	$12,612	$31,808

Supplemental Disclosures
Cash paid during the period for:
Interest	$11,218	$9,551

Income taxes	$12	$23

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q1 17	Q1 16	Q1 17	Q1 16	Q1 17	Q1 16
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	83	76	10,767	9,436	8,011	7,114
Leased	46	50	5,756	6,333	4,573	4,911

Total	129	126	16,523	15,769	12,584	12,025

Independent living			6,879	6,792	5,284	5,311
Assisted living			9,644	8,977	7,300	6,714

Total			16,523	15,769	12,584	12,025

II. Percentage of Operating Portfolio
Consolidated communities
Owned	64.3%	60.3%	65.2%	59.8%	63.7%	59.2%
Leased	35.7%	39.7%	34.8%	40.2%	36.3%	40.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			41.6%	43.1%	42.0%	44.2%
Assisted living			58.4%	56.9%	58.0%	55.8%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation
Supplemental Information (excludes communities being repositioned/leased up) Selected Operating Results

	Q1 17	Q1 16
I. Owned communities
Number of communities	81	74
Resident capacity	10,222	8,891
Unit capacity (1)	7,608	6,712
Financial occupancy (2)	88.6%	89.7%
Revenue (in millions)	69.7	60.6
Operating expenses (in millions) (3)	44.2	37.5
Operating margin (3)	37%	38%
Average monthly rent	3,450	3,356
II. Leased communities
Number of communities	45	49
Resident capacity	5,530	6,107
Unit capacity (1)	4,386	4,726
Financial occupancy (2)	85.7%	86.9%
Revenue (in millions)	41.6	44.0
Operating expenses (in millions) (3)	23.9	24.5
Operating margin (3)	43%	44%
Average monthly rent	3,697	3,571
III. Consolidated communities
Number of communities	126	123
Resident capacity	15,752	14,998
Unit capacity (1)	11,994	11,438
Financial occupancy (2)	87.6%	88.6%
Revenue (in millions)	111.3	104.6
Operating expenses (in millions) (3)	68.1	62.0
Operating margin (3)	39%	41%
Average monthly rent	3,538	3,443
IV. Communities under management
Number of communities	126	123
Resident capacity	15,752	14,998
Unit capacity (1)	11,994	11,438
Financial occupancy (2)	87.6%	88.6%
Revenue (in millions)	111.3	104.6
Operating expenses (in millions) (3)	68.1	62.0
Operating margin (3)	39%	41%
Average monthly rent	3,538	3,443
V. Same communities under management
Number of communities	117	117
Resident capacity	14,779	14,581
Unit capacity (1)	11,224	11,201
Financial occupancy (2)	87.6%	88.6%
Revenue (in millions)	103.3	102.5
Operating expenses (in millions) (3)	62.3	60.5
Operating margin (3)	40%	41%
Average monthly rent	3,509	3,444
VI. General and Administrative expenses as a percent of Total Revenues under Management
First quarter (4)	4.9%	4.9%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	891,405	806,522
Total variable rate mortgage debt	76,682	11,800
Weighted average interest rate	4.6%	4.6%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q1 17 than Q1 16 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Adjusted EBITDAR
Net loss	$(21,842)	$(5,984)
Depreciation and amortization expense	17,213	14,531
Stock-based compensation expense	1,930	2,513
Facility lease expense	14,587	15,205
Loss on facility lease termination	12,858	—
Provision for bad debts	443	487
Casualty losses	312	265
Interest income	(18)	(16)
Interest expense	12,005	9,985
Loss (Gain) on disposition of assets, net	125	31
Other income	(3)	—
Provision for income taxes	123	137
Transaction and conversion costs	715	985
Communities excluded due to repositioning/lease-up	(701)	(823)

Adjusted EBITDAR	$37,747	$37,316

Adjusted Revenues
Total revenues	$115,990	$109,173
Communities excluded due to repositioning/lease-up	(4,641)	(4,449)

Adjusted revenues	$111,349	$104,724

Adjusted net loss and Adjusted net loss per share
Net loss	$(21,842)	$(5,984)
Casualty losses	312	265
Transaction and conversion costs	1,104	985
Resident lease amortization	3,238	3,509
Loss on facility lease termination	12,858	—
Loss (Gain) on disposition of assets	125	31
Tax impact of Non-GAAP adjustments (37%)	(6,526)	(1,772)
Deferred tax asset valuation allowance	8,166	1,891
Communities excluded due to repositioning/lease-up	585	290

Adjusted net loss	$(1,980)	$(785)

Diluted shares outstanding	29,288	28,751

Adjusted net loss per share	$(0.07)	$(0.03)

Adjusted CFFO
Net loss	$(21,842)	$(5,984)
Non-cash charges, net	35,044	18,565
Lease incentives	(2,258)	(868)
Recurring capital expenditures	(1,186)	(1,140)
Casualty losses	312	265
Transaction and conversion costs	879	985
Tax impact of Spring Meadows Transaction	—	(106)
Communities excluded due to repositioning/lease-up	79	(42)

Adjusted CFFO	$11,028	$11,675

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